Exhibit 10.15

A Form -2015

AXCELIS TECHNOLOGIES, INC.

EXECUTIVE SEPARATION PAY AGREEMENT

THIS EXECUTIVE SEPARATION PAY AGREEMENT, dated as of                        , 2015, is made by and between Axcelis Technologies, Inc. (the “Company”) and                                    (the “Executive”).

WHEREAS, the Company wishes to continue to retain the services of the Executive; and

WHEREAS, the Executive and the Company seek to confirm the arrangements in the event that the Executive’s employment by the Company should terminate; and

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.   Defined Terms.  Certain capitalized terms used herein are defined on Schedule 1 hereto.

2.   At Will Employment.  The Executive’s employment with the Company shall be on an at-will basis, which means that either the Executive or the Company may terminate the employment relationship at any time and for any or no reason.  The Executive shall not be eligible to receive the severance payments and benefits described in this Agreement in the event that (i) the Executive’s employment is terminated by the Company for Cause or due to Executive’s death or Disability, or (ii) the Executive resigns from employment, regardless of the reason(s) for such resignation.

3.   Qualified Termination.  Subject to the Executive’s delivery of a Release as described below, if the Executive is discharged by the Company other than for Cause or Disability, then, the Company will provide the Executive with the payments and benefits described in this Agreement.  Such types of termination of employment are referred to herein as a “Qualified Termination.”

4.   Separation Payment.  In the event of a Qualified Termination, in addition to payment of Amounts Due, the Company shall make 26 bi-weekly payments to the Executive in an amount equal to Executive’s bi-weekly base pay at termination in effect on the date of Employee’s separation from service with the Company (the “Date of Termination”).  Such payments shall commence on the first regular bi-weekly payroll after Date of Termination (assuming Employee has delivered the Release described in Section 7) and shall end on the 26th bi-weekly payment, for a total of 12 months of base pay.  Such payment shall be subject to all applicable deductions (legally required payroll tax deductions and any additional elective deductions by the Employee).

5.   COBRA Payments.  In the event of a Qualified Termination, if Executive elects to continue health coverage under the Company’s health plan in accordance with the continuation requirements of COBRA, the Company will pay for the cost of such coverage until the earlier of (i) the date Executive begins full-time employment or full-time self-employment; or (ii) the first month beginning after the date twelve (12) months after the Date of Termination.

6.   Transition Assistance.  In the event of a Qualified Termination, the Company will provide transition assistance to the Executive receiving a wage of $15,000 until the date six (6) months after the Date of Termination (the “Transition Period”), the following provisions will apply. The Company will work with the Executive to provide assistance that meets the needs of the Executive, and will offer support in accordance with the Company's practices for executive terminations generally.

7.   Agreement to Provide Release.  The Company’s obligations to provide the separation payment and benefits set forth in this Agreement are subject to the Executive’s execution, and delivery to the Company of a Release of Claims in the Company’s standard form (the “Release”), a copy of which is available to the Executive on request and such Release, once executed and delivered to the Company, becoming irrevocable and final under applicable law.

8.   Section 409A.  Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from service, and the severance payments and separation benefits payable to Executive, if any, pursuant to this Agreement is considered “nonqualified deferred compensation” as defined pursuant to Section 409A, such payments and benefits shall be made to Executive with the first payroll that is six months and one day following the Executive’s Date of Termination.

9.   Change of Control Agreements.    In the event of a termination of Executive’s employment following a Change of Control (as defined in the Change of Control Agreement between the Executive and the Company), the Executive shall be entitled to receive the greater of the amounts and benefits under this Agreement or the Change of Control Agreement but the Executive shall not receive the aggregate of the amounts and benefits under both such agreements.   If the Executive is entitled to receive amounts and benefits under both the Change of Control Agreement and this Agreement, the amount and benefits payable, if any, under the Change of Control Agreement shall be deemed to have been paid first (once actually paid) and, if the amounts and benefits due under this Agreement are greater than those actually paid under the Change of Control Agreement, such excess shall be paid under this Agreement.

10.          Miscellaneous.

10.1        Expiration.  This Agreement shall expire and be of no force and effect on the date five (5) years after the date first set forth above, unless extended by a writing executed by the Company and the Executive.

10.2        Non-Disclosure of Agreement.  Executive understands that the Company wishes to maintain the confidentiality of the contents of this Agreement.  Executive agrees to limit discussion of this Agreement and its terms to Executive’s immediate family and professional advisors.  Failure to comply with this commitment is grounds for the Company to deny payment hereunder.

10.3        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company.  This Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

10.4        Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be (1) delivered in hand, (2) mailed by United States registered or certified first class mail, postage prepaid, (3) sent by overnight courier, or (4) sent by email, telecopy, facsimile and confirmed by delivery via courier or postal service, addressed as follows:

to the Company, to:

Axcelis Technologies, Inc.
108 Cherry Hill Drive
Beverly, Massachusetts 01915
Attention: Chief Executive Officer

to the Executive, care of the Company at the address set forth above or at Executive’s usual address of employment at the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party. Any such notice shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, email or facsimile to the party to which it is directed, at the time of the receipt thereof by such party and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third business day following the mailing thereof.

10.5        No Assignment.  This Agreement is not assignable by the Executive and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.  The Company may assign its rights, subject to its obligations hereunder, to a successor to the business of the Company, subject to Section 10.3.

10.6        Execution in Counterparts.  This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

10.7        Jurisdiction and Governing Law.  Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the Commonwealth of Massachusetts, and this Agreement shall be construed and interpreted in accordance with and governed by the local laws of the Commonwealth of Massachusetts, other than the conflict of laws provisions of such laws.

10.8        Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

10.9        Prior Understandings.  This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof (provided this Agreement is not intended to supersede the provisions of the Company’s 401(k) plan, Employee Stock Purchase Plan, 2000 Stock Plan, 2012 Equity Incentive Plan and other qualified and nonqualified plans of the Company, or the Change of Control Agreement and the Indemnification Agreement, each between the Executive and the Company ).  Nothing in this Agreement is intended as and shall not be read as a modification of the Indemnification Agreement or the Change of Control Agreement and each of the Indemnification Agreement and Change of Control Agreement shall be and remain in full force and effect in accordance with its terms.

10.10      Headings The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

10.11      Amendments.  This Agreement may not be altered, amended or modified, except by a further written document signed by the Executive and the Company.

10.12      Limitations on Recovery.  In the event that the Executive institutes legal proceedings to enforce this Agreement, the Executive agrees that the sole remedy available shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall the Executive be entitled to receive or collect any damages for claims that Executive has released under the Release.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

AXCELIS TECHNOLOGIES, INC.

By:
Title: EVP HR/Legal and General Counsel

Executive:

Schedule 1

Definitions for Axcelis Technologies, Inc.

Executive Separation Agreement

For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Amounts Due” shall mean, as of the Date of Termination, the sum of (A) the Executive’s base salary through the Date of Termination to the extent not theretofore paid, (B) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid and (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid.

“Cause” shall mean (A) the willful and continued failure of the Executive to substantially perform the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company which specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or (B) the willful engaging by the Executive in illegal conduct or gross misconduct which is injurious to the Company.  For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or upon the instructions of the Chief Executive Officer or based on the advice of a senior officer of the Company or counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

“Disability” shall mean (1) the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness or injury, as determined in good faith by the Company or (2) the acknowledgment by the Executive or Executive’s legal representative, that Executive is unable to continue to provide services to the Company as a result of an incapacity.